Exhibit 10.06

Amendment to Offer Letter

This Amendment to Offer Letter (this “Amendment”) is entered into as of February 17, 2012, by and between Shutterfly, Inc. (the “Company”) and Neil M. Day, Jr. (“you”) (collectively, the “parties”).  This Amendment modifies certain provisions of your offer letter from the Company dated April 17, 2009 (the “Offer Letter”).

(1)           Severance.  The parties agree that the following provisions shall replace and supersede any provisions of the Offer Letter related to severance benefits:

Severance
If your employment is terminated by the Company without Cause (as defined below), other than within twelve (12) months following a Corporate Transaction (as defined in the Plan):

(1) a severance payment in the amount equal to six (6) months of your final base pay rate and, less applicable withholding taxes and regular deductions, payable in a lump sum (“Severance”);

(2) the post-termination exercise period for your Company stock options will be twelve (12) months following your termination date; and

(3) if you are covered under the Company’s group health plan as of the termination date and timely elect to continue your group coverage under COBRA, the Company will reimburse you upon submission of written proof of premium payment for up to six (6) months of the applicable COBRA premiums as COBRA is provided in accordance with the terms of the applicable plans and the law, beginning on the first of the month following the Company’s receipt of your COBRA election notice and ending on the earlier of (i) the date you become covered under another group or individual health plan, or (ii) the last day of the six-month period described above.  You will be solely responsible for making your premium payments pursuant to COBRA in order to maintain such coverage, and the Company shall not be responsible for making any direct payments to any health care or insurance provider on your behalf

Your receipt of the foregoing severance benefits is conditioned on you having first executed, and not revoked, a general release of claims in favor of the Company (in a form prescribed by the Company) and the return of all Company property.  The Severance will be paid in the form of a lump sum, in accordance with the Company’s standard payroll procedures, commencing within sixty (60) days following your “separation from service,” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (subject to a six-month delay if you are a “specified employee” as defined under the Treasury Regulations under Section 409A of the Code and such delay is required to avoid the penalty taxes that otherwise may be imposed by Section 409A of the Code).  The parties intend that the foregoing Severance be provided in a manner consistent with Section 1.409A-1(b)(9) of the Treasury regulations such that the Severance will be exempt from Code Section 409A, and the Offer Letter (as amended) and shall be administered and operated in conformity with this intention.

“Cause” means your (i) gross negligence or willful misconduct in the performance of your duties after a notice is delivered to you that specifically identifies the manner in which the Company believes you have engaged in gross negligence or willful misconduct and you have been provided with thirty (30) days to cure any alleged gross negligence or willful misconduct in the performance of your duties; (ii) commission of any act of fraud or material dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or “no contest” to, a felony or a crime of moral turpitude or dishonesty; (iv) material breach of any proprietary information and inventions agreement with the Company, including the Employee Invention Assignment and Confidentiality Agreement, or any other unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) repeated failure to perform the duties reasonably assigned to you after your receipt of written notification of such failure and a reasonable opportunity to cure such failure, which shall not be less than thirty (30) days following such notice.

(2)           Change in Control Benefits.  The parties agree that the following provisions shall replace and supersede any provisions of the Offer Letter related to benefits available in the event of a Corporate Transaction or other change in ownership or control of the Company:

Change in Control Benefits
In the event of your Termination (as defined below), within twelve (12) months following a Corporate Transaction (as defined in the Plan), you will receive (A) items (1) and (2) of the Severance (on the terms and conditions provided above) and (B) if the Company’s equity awards are assumed in the Corporate Transaction, accelerated vesting of the number of your then-unvested Company stock option shares and restricted stock units, including earned and unearned unvested performance-based restricted stock units, that would have vested during the twelve (12) months following the date of such termination (collectively, the “Change in Control Benefits”).  The Change in Control Benefits would be provided in lieu of any other severance-related benefits for which you may be eligible.  Your receipt of the Change in Control Benefits is conditioned on you having first executed, and not revoked, a general release of claims in favor of the Company (in a form prescribed by the Company) and the return of all Company property.

“Termination” means (a) a termination of your employment by the Company or its successor without Cause or (b) your resignation within three (3) months following an event constituting Good Reason, provided that you have given written notice to the Company of such event within forty-five (45) days of its occurrence and the Company has failed to cure such event within thirty (30) days following receipt of such notice.  For purposes of this paragraph, “Good Reason” means (i) a material reduction or change in your duties and responsibilities as in effect immediately prior to the Corporate Transaction; (ii) the relocation of the Company’s corporate office at which you work by more than thirty-five (35) miles from its location immediately prior to such Corporate Transaction, which materially increases your commuting distance or (iii) a material reduction in your annual compensation, including base salary and bonus.

(3)           Miscellaneous.  This Amendment, together with the Offer Letter (as amended) and other agreements referenced therein, contains the entire agreement between you and the Company concerning your employment with the Company, and supersedes any previous agreements or understandings, whether written or oral.  The parties acknowledge and agree that this Amendment does not affect the at-will nature of your employment relationship with the Company.  This Amendment may be amended solely in a written document executed on behalf of both parties.

IN WITNESS WHEREOF, the parties hereby execute this Amendment to Offer Letter as of the date first above written.

SHUTTERFLY, INC.

By:	/s/ Peter Navin	/s/ Neil Day, Jr.
Name:	Peter Navin	Neil Day, Jr.
Title:	Senior Vice President,
Human Resources